KNIFE RIVER CORPORATION REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

•Revenue increased 6% year-over-year, driven by more asphalt paving and aggregate demand
•Aggregate margin improved by 240 basis points to a third quarter record 29.6%
•Announced 'Sharper EDGE' initiatives, focused on targeted improvements to drive meaningful growth
•Updated 2026 guidance to reflect near-term headwinds

BISMARCK, N.D. — November 3, 2026 — Knife River Corporation (NYSE: KNF), an aggregates-based, vertically integrated construction materials and contracting services company, today announced financial results for the third quarter ended September 30, 2026.

PERFORMANCE SUMMARY

	Three Months Ended September 30,
(In millions, except per share)	2026	2025	% Change
Revenue	$1,275.6	$1,203.7	6%
Net income	$137.9	$143.2	(4)%
Net income margin	10.8%	11.9%

Adjusted EBITDA	$271.7	$272.8	—%
Adjusted EBITDA margin	21.3%	22.7%

Net income per share	$2.43	$2.52	(4)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

"We delivered a solid third quarter in a challenging operating environment, increasing revenue 6% and improving the profitability of our aggregates business," said Knife River President and CEO Brian Gray. "Internal pull-through and higher third-party sales drove a 10% increase in aggregate volumes for the quarter. We raised aggregate pricing mid-single digits and reduced per-unit variable production costs, leading to a 240-basis-point improvement in aggregate gross margin, to 29.6%.

"The external headwinds we faced in the second quarter — market dynamics, project delays and higher fuel costs — carried into the third. The impact was most pronounced in contracting services. We believe these headwinds are temporary, and we have successfully managed through similar environments before," Gray said. "Our teams are controlling what they can control. We're targeting more third-party materials sales, right-sizing crews and equipment where market conditions call for it, and pursuing more private-work opportunities.

“Meanwhile, we are building upon our Competitive EDGE program to drive EBITDA growth and margin improvement through self-help initiatives,” Gray said. “Since launching EDGE in 2023, we have delivered a 530 basis point improvement in aggregate gross margin. Our EDGE efforts have contributed to EBITDA growth and Adjusted EBITDA margin expansion, and while these efforts will continue, we have begun implementing ‘Sharper EDGE’ initiatives to drive additional value. Sharper EDGE is rooted in line-of-sight opportunities, focused on targeted capital improvements that deliver meaningful benefits in key operational, commercial and organizational areas. Together with our organic investments and an active M&A pipeline, we have multiple paths to Adjusted EBITDA growth and margin expansion. We look forward to discussing the details of Sharper EDGE at an investor day in the coming months.

“We have built a strong foundation, and we see substantial opportunity ahead," Gray said. "We remain focused on disciplined execution and investing in the areas where we believe we can create the greatest long-term value for our shareholders.”

2026 FINANCIAL GUIDANCE
Knife River is updating its full-year 2026 guidance to reflect continued near-term headwinds and now expects financial results to be in the ranges noted in the following table.

2026 Financial Guidance	Low	High
	(In millions)
Revenue	$3,375.0	$3,425.0
Adjusted EBITDA	$475.0	$505.0
For full-year 2026 guidance, the company now expects:
•Aggregates volumes to increase high-single digits to low-double digits and pricing to increase mid-single digits.
•Ready-mix volumes to increase high-single digits to low-double digits.
•Asphalt volumes to increase high-single digits to low-double digits.
•Depreciation, depletion and amortization to increase mid-teens.

The guidance ranges are based on normal weather, economic and operating conditions, and do not include the expected impact of future acquisitions.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$365.8	$396.0	(8)%	$867.9	$921.7	(6)%
EBITDA	$91.4	$91.8	(1)%	$162.8	$177.5	(8)%
EBITDA margin	25.0%	23.2%		18.8%	19.3%
Third quarter revenue decreased 8% from the prior year, primarily due to less available contracting services work in Oregon and California. EBITDA decreased 1% compared to the prior year, reflecting decreased lower-margin contracting services work related to competitive market dynamics, partially offset by higher aggregate and ready-mix pricing across the region. EBITDA margin improved 180 basis points, driven by aggregate margin expansion.

Mountain
Idaho, Montana, Utah, Wyoming	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$308.1	$229.8	34%	$625.8	$471.9	33%
EBITDA	$55.8	$50.7	10%	$78.6	$65.4	20%
EBITDA margin	18.1%	22.1%		12.6%	13.8%
Third quarter revenue increased 34% from the prior year, largely driven by an increase in contracting services revenue, higher volumes across all materials product lines, higher pricing in ready-mix and aggregates, and acquisitions completed in the first quarter. EBITDA improved 10%, primarily attributed to higher material volumes and pricing, as well as acquisition contributions. EBITDA margin decreased in the quarter, reflecting the type of contracting services work, including more asphalt paving than the same period last year and the impacts from increased competition.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$462.0	$434.4	6%	$888.8	$757.4	17%
EBITDA	$102.1	$99.7	2%	$128.9	$119.8	8%
EBITDA margin	22.1%	23.0%		14.5%	15.8%
Third quarter revenue increased 6% from the prior year, primarily driven by higher aggregate and contracting services revenue, as well as contributions from the Texcrete acquisition. EBITDA improved 2%, with the majority of the increase attributed to higher aggregate volumes. EBITDA margin declined 90 basis points, primarily due to the geographic and end-market mix of ready-mix volumes.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Nine Months Ended
	Sept. 30,			Sept. 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$168.4	$169.2	—%	$291.9	$280.5	4%
EBITDA	$32.4	$39.7	(18)%	$47.6	$48.9	(3)%
EBITDA margin	19.3%	23.4%		16.3%	17.4%
Third quarter revenue decreased slightly compared to the prior year, primarily driven by lower sales volumes in certain markets, offset in part by pricing and volume increases from improved market opportunities in California. EBITDA and EBITDA margin decreased, primarily due to lower sales volumes in certain markets, as well as higher material input costs.

CAPITAL ALLOCATION & LIQUIDITY
The company is committed to disciplined capital allocation, including reinvesting to maintain fixed assets, strengthening operations and growing the business.

The company currently estimates total 2026 capital expenditures for maintenance and improvement to be between 5% and 6% of revenue. For the nine months ended September 30, 2026, the company spent $127.6 million, largely on the replacement of construction equipment and plant improvements.

Additionally, for the nine months ended September 30, 2026, the company spent $266.7 million on growth initiatives, which was comprised of $185.7 million on acquisitions and $81.0 million on aggregate expansions and greenfield projects. For the remainder of 2026, the company expects to spend $55.4 million on organic growth projects. Capital expenditures for future acquisitions and new growth opportunities would be incremental to the outlined capital program. It is anticipated that capital expenditures for the remainder of 2026 will be funded by various sources, including cash from operations and debt.

As of September 30, 2026, Knife River had $118.0 million of unrestricted cash and cash equivalents, $1.6 billion of gross debt and $448.2 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 2.9x at September 30, 2026.

THIRD QUARTER 2026 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EDT today to discuss third quarter results and conduct a question-and-answer session. The event will be webcast at investors.kniferiver.com.

To participate in the live call:
•Domestic: 1-585-542-9983
•International: 1-833-461-5787
•Conference ID: 951299640

After the conclusion of the call, an on-demand replay of the webcast will be made available.

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Dara Dierks, Vice President of Investor Relations, IR@kniferiver.com
Media Contact: Tony Spilde, Vice President of Communications, Media@kniferiver.com

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
Revenue:
Construction materials	$671.0	$647.3	$1,465.4	$1,354.2
Contracting services	604.6	556.4	1,158.9	1,036.7
Total revenue	1,275.6	1,203.7	2,624.3	2,390.9
Cost of revenue:
Construction materials	434.6	426.8	1,107.8	1,037.6
Contracting services	553.4	492.6	1,068.9	921.3
Total cost of revenue	988.0	919.4	2,176.7	1,958.9
Gross profit	287.6	284.3	447.6	432.0
Selling, general and administrative expenses	73.5	69.1	238.6	211.4
Operating income	214.1	215.2	209.0	220.6
Interest expense	24.7	23.0	70.0	60.6
Other (expense) income	(0.8)	1.2	1.9	8.0
Income before income taxes	188.6	193.4	140.9	168.0
Income tax expense	50.7	50.2	38.3	42.9
Net income	$137.9	$143.2	$102.6	$125.1

Net income per share:
Basic	$2.43	$2.53	$1.81	$2.21
Diluted	$2.43	$2.52	$1.81	$2.20
Weighted average common shares outstanding:
Basic	56.8	56.7	56.7	56.6
Diluted	56.8	56.9	56.8	56.9

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	September 30, 2026	September 30, 2025	December 31, 2025
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$177.3	$81.1	$123.4
Receivables, net	553.3	516.8	278.1
Contract assets	149.4	67.9	77.5
Inventories	463.6	436.5	435.7
Prepayments and other current assets	33.6	33.0	46.2
Total current assets	1,377.2	1,135.3	960.9
Noncurrent assets:
Net property, plant and equipment	2,182.9	1,961.4	2,028.9
Goodwill	584.0	469.4	519.7
Other intangible assets, net	31.1	33.4	32.7
Operating lease right-of-use assets	50.0	50.0	52.6
Investments and other	61.3	53.8	55.3
Total noncurrent assets	2,909.3	2,568.0	2,689.2
Total assets	$4,286.5	$3,703.3	$3,650.1
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$18.9	$11.8	$11.7
Accounts payable	239.1	211.2	145.6
Contract liabilities	27.7	42.8	33.8
Accrued compensation	41.6	37.0	44.3
Current operating lease liabilities	16.7	14.7	15.9
Other taxes payable	18.4	28.6	11.3
Accrued interest	19.9	15.7	7.3
Other accrued liabilities	122.9	112.6	108.1
Total current liabilities	505.2	474.4	378.0
Noncurrent liabilities:
Long-term debt	1,534.4	1,176.0	1,153.8
Deferred income taxes	308.9	264.2	287.9
Noncurrent operating lease liabilities	33.3	35.2	36.7
Other	158.4	146.3	152.8
Total liabilities	2,540.2	2,096.1	2,009.2
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,194,556 shares issued and 56,763,420 shares outstanding at September 30, 2026; 57,095,301 shares issued and 56,664,165 shares outstanding at September 30, 2025; 57,095,301 shares issued and 56,664,165 shares outstanding at December 31, 2025	0.6	0.6	0.6
Other paid-in capital	632.0	626.7	629.6
Retained earnings	1,127.2	992.6	1,024.6
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(9.9)	(9.1)	(10.3)
Total stockholders' equity	1,746.3	1,607.2	1,640.9
Total liabilities and stockholders' equity	$4,286.5	$3,703.3	$3,650.1

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	September 30,
	2026	2025
	(In millions)
Operating activities:
Net income	$102.6	$125.1
Adjustments to reconcile net income to net cash provided by operating activities	182.6	141.2
Receivables	(346.2)	(267.5)
Inventories	(22.5)	(15.3)
Other current assets	16.4	3.8
Accounts payable	97.3	72.5
Other current liabilities	30.5	16.7
Pension and postretirement benefit plan contributions	(0.4)	(0.5)
Other noncurrent changes	0.6	6.6
Net cash provided by operating activities	60.9	82.6
Investing activities:
Capital expenditures	(208.6)	(290.3)
Acquisitions, net of cash acquired	(185.7)	(528.0)
Net proceeds from sale or disposition of property and other	10.4	38.3
Investments	(3.0)	(3.0)
Net cash used in investing activities	(386.9)	(783.0)
Financing activities:
Issuance of long-term debt	400.0	520.0
Repayment of long-term debt	(10.9)	(5.9)
Debt issuance costs	(3.8)	(11.1)
Tax withholding on stock-based compensation	(5.4)	(2.6)
Net cash provided by financing activities	379.9	500.4
Increase (decrease) in cash, cash equivalents and restricted cash	53.9	(200.0)
Cash, cash equivalents and restricted cash -- beginning of year	123.4	281.1
Cash, cash equivalents and restricted cash -- end of period	$177.3	$81.1

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2026		2025		2026		2025
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$365.8		$396.0		$867.9		$921.7
Mountain	308.1		229.8		625.8		471.9
Central	462.0		434.4		888.8		757.4
Energy Services	168.4		169.2		291.9		280.5
Total segment revenues	1,304.3		1,229.4		2,674.4		2,431.5
Corporate Services and Eliminations	(28.7)		(25.7)		(50.1)		(40.6)
Consolidated revenues	$1,275.6		$1,203.7		$2,624.3		$2,390.9

EBITDA by segment:
West	$91.4	25.0%	$91.8	23.2%	$162.8	18.8%	$177.5	19.3%
Mountain	55.8	18.1%	50.7	22.1%	78.6	12.6%	65.4	13.8%
Central	102.1	22.1%	99.7	23.0%	128.9	14.5%	119.8	15.8%
Energy Services	32.4	19.3%	39.7	23.4%	47.6	16.3%	48.9	17.4%
Total segment EBITDA (a)	281.7	21.6%	281.9	22.9%	417.9	15.6%	411.6	16.9%
Corporate Services and Eliminations (b)	(13.5)	N.M.	(12.7)	N.M.	(44.8)	N.M.	(44.1)	N.M.
Consolidated EBITDA (a)	$268.2	21.0%	$269.2	22.4%	$373.1	14.2%	$367.5	15.4%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	September 30, 2026	September 30, 2025
	(In millions)
West	$167.3	$257.5
Mountain	336.0	386.0
Central	353.9	351.1
	$857.2	$994.6
Margins on backlog at September 30, 2026, are expected to be lower than the margins on backlog at September 30, 2025. Approximately 82% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. While there continues to be infrastructure development, there were fewer bidding opportunities in certain markets for the quarter compared to the same period last year. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Sales (thousands):
Aggregates (tons)	12,747	11,610	27,657	24,303
Ready-mix concrete (cubic yards)	1,338	1,331	3,255	2,916
Asphalt (tons)	3,368	3,111	5,681	4,953

Average selling price:*
Aggregates (per ton)	$19.59	$18.78	$19.81	$19.15
Ready-mix concrete (per cubic yard)	$201.90	$196.43	$200.16	$197.49
Asphalt (per ton)	$63.84	$64.43	$65.04	$66.10
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2026		2025		2026		2025
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$249.7		$218.1		$548.0		$465.4
Ready-mix concrete	270.2		261.4		651.5		575.8
Asphalt	215.1		200.4		369.5		327.4
Liquid asphalt	147.1		148.8		256.6		246.9
Other*	97.0		91.4		227.4		214.4
Contracting services	604.6		556.4		1,158.9		1,036.7
Internal sales	(308.1)		(272.8)		(587.6)		(475.7)
Total revenues	$1,275.6		$1,203.7		$2,624.3		$2,390.9

Gross profit by product line:
Aggregates	$73.9	29.6%	$59.4	27.2%	$109.1	19.9%	$88.0	18.9%
Ready-mix concrete	50.0	18.5%	52.8	20.2%	104.7	16.1%	93.9	16.3%
Asphalt	38.9	18.1%	40.4	20.2%	54.8	14.8%	51.5	15.7%
Liquid asphalt	27.9	18.9%	33.7	22.7%	41.6	16.2%	44.5	18.0%
Other*	45.7	47.1%	34.2	37.4%	47.4	20.9%	38.7	18.1%
Contracting services	51.2	8.5%	63.8	11.5%	90.0	7.8%	115.4	11.1%
Total gross profit	$287.6	22.5%	$284.3	23.6%	$447.6	17.1%	$432.0	18.1%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding unrealized gains and losses on benefit plan investments, stock-based compensation, and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, as they are considered non-cash and not part of our core operations. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following tables reconcile segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provide the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income to EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Net income	$137.9	$143.2	$102.6	$125.1
Depreciation, depletion and amortization	55.7	53.4	164.1	142.4
Interest expense, net	23.9	22.4	68.1	57.1
Income taxes	50.7	50.2	38.3	42.9
EBITDA	$268.2	$269.2	$373.1	$367.5
Unrealized (gains) losses on benefit plan investments	1.0	(1.1)	(1.5)	(2.2)
Stock-based compensation expense	2.4	2.9	7.8	8.5
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.1	1.8	0.2	3.3
Adjusted EBITDA	$271.7	$272.8	$379.6	$377.1

Revenue	$1,275.6	$1,203.7	$2,624.3	$2,390.9
Net income margin	10.8%	11.9%	3.9%	5.2%
EBITDA margin	21.0%	22.4%	14.2%	15.4%
Adjusted EBITDA margin	21.3%	22.7%	14.5%	15.8%
The following table provides the reconciliation of consolidated net income to total segment EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Net income	$137.9	$143.2	$102.6	$125.1
Depreciation, depletion and amortization	55.7	53.4	164.1	142.4
Interest expense, net	23.9	22.4	68.1	57.1
Income taxes	50.7	50.2	38.3	42.9
EBITDA	$268.2	$269.2	$373.1	$367.5
Less corporate services EBITDA	(13.5)	(12.7)	(44.8)	(44.1)
Total segment EBITDA	$281.7	$281.9	$417.9	$411.6

The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended September 30, 2026	Nine Months Ended September 30, 2026	Twelve Months Ended December 31, 2025	Nine Months Ended September 30, 2025
	(In millions)
Net income	$134.6	$102.6	$157.1	$125.1
Depreciation, depletion and amortization	215.4	164.1	193.7	142.4
Interest expense, net	88.4	68.1	77.4	57.1
Income taxes	51.5	38.3	56.1	42.9
EBITDA	$489.9	$373.1	$484.3	$367.5
Unrealized (gains) losses on benefit plan investments	(2.2)	(1.5)	(2.9)	(2.2)
Stock-based compensation expense	10.7	7.8	11.4	8.5
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.6	0.2	3.7	3.3
Adjusted EBITDA	$499.0	$379.6	$496.5	$377.1

The following table provides the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended September 30, 2026
	(In millions)
Long-term debt	$1,534.4
Long-term debt - current portion	18.9
Total debt	1,553.3
Add: Unamortized debt issuance costs	17.1
Total debt, gross	1,570.4
Less: Cash and cash equivalents, excluding restricted cash	118.0
Total debt, net	$1,452.4
Trailing-twelve-months ended September 30, 2026, Adjusted EBITDA	$499.0

Net leverage	2.9	x
Knife River’s projection for its 2026 Adjusted EBITDA is a non-GAAP financial measure that excludes or otherwise has been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking 2026 Adjusted EBITDA, it does not provide a reconciliation of this non-GAAP financial measure, as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of this measure without unreasonable efforts.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identified with words like “believe,” “expect,”

“target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “commit,” "confident," “estimate,” “potential,” “ambitions,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE and Sharper EDGE initiatives and the benefits thereof, our ability to drive long-term profitable growth, shareholder value creation, financial guidance, near-term market dynamics, expected long-term goals, expected backlog margin, acquisitions, financing plans, expected federal and state funding for infrastructure or other proposed strategies will be achieved.

New factors emerge from time to time, and it is not possible for management to predict all the factors, nor can it assess the effect of each factor on the company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by the risk factors and cautionary statements reported in the section entitled “Item 1A. Risk Factors” in Part I of the company's 2025 Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission (the “SEC”) on February 20, 2026, and subsequent filings with the SEC.

All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.